Exhibit 10.29

DJO Incorporated

February [ ], 2011

[Vickie Capps/Luke Faulstick/Don Roberts/Tom Capizzi/Andrew Holman/Stephen Murphy]

[address]

DJO Incorporated (the “Company”) hereby grants to you (the “Executive”) the opportunity to earn a cash bonus award (the “Bonus”) described in this letter agreement (this “Agreement”).  In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Target Amount.  You shall be eligible to receive a cash bonus award equal to [500,000][250,000](1) (the “Target Amount”).

2.             Bonus Conditions.

(a)           Employment Through January 31, 2012.  An amount equal to sixty-five percent (65%) of the Target Amount will be payable to you if you are employed by the Company continuously through January 31, 2012.  This portion of the bonus will be payable in the Company’s first regular payroll after such date.

(b)           EBITDA Target.  An additional amount equal to up to seventeen and one-half percent (17.5%) of the Target Amount will be payable to you if both (i) you are employed by the Company continuously through January 31, 2012 and (ii) the Company and its consolidated subsidiaries achieve an Adjusted EBITDA for calendar year 2011 of [performance metrics established by Compensation Committee for 2011 plan].  This portion of the bonus will be payable in the Company’s first regular payroll after the date on which the board of directors of the Company (the “Board”) determines whether or not the performance target was achieved based on the completion of the Company’s audit (but no later than March 15, 2012).

(c)           Revenue Target. An additional amount equal to up to seventeen and one-half percent (17.5%) of the Target Amount will be payable to you if both (i) you are employed by the Company continuously through January 31, 2012 and (ii) the Company and its consolidated subsidiaries achieve revenues for calendar year 2011 of [performance metrics established by Compensation Committee for 2011 plan].  This portion of the bonus will be payable in the Company’s first regular payroll after the date on which the Board determines whether or not the performance target was achieved based on the completion of the Company’s audit (but no later than March 15, 2012).

(1)  Bonus Amount of $500,000 each for Vickie Capps/Luke Faulstick.  Bonus amount of $250,000 for Don Roberts/Tom Capizzi/Andrew Holman/Stephen Murphy.

(d)           Calculations. All calculations hereunder shall be made in the sole discretion of the Board based on the audited financial statements of the Company.

3.             Termination of Employment.

(a)           Termination for Cause. If your employment with the Company or its subsidiaries is terminated by the Company or its subsidiaries for Cause (as defined below) prior to the making of all payments hereunder, you shall forfeit any unpaid portion of the Bonus.

(b)           Resignation. If your employment with the Company or its subsidiaries is terminated by you for any reason prior to the making of all payments hereunder, you shall forfeit any unpaid portion of the Bonus.

(c)           Other Terminations. If your employment with the Company or its subsidiaries is terminated (i) by the Company or its subsidiaries without Cause or (ii) due to your death or Disability (as defined below), you (or in the event of your death, your estate) shall be entitled to the payment of the Bonus if the other conditions set forth herein are satisfied (with payment at such times as the Bonus would otherwise be paid), excluding the requirement that you remain employed through January 31, 2012.

(d)           Definitions. For purposes of this Agreement:

“Cause” shall mean (i) your willful and continued failure to substantially perform your duties as an employee of the Company (other than any such failure resulting from your Disability or any such failure subsequent to your being delivered notice of the Company’s intent to terminate your employment without Cause) following written notice by the Company to you that specifically identifies such failure and your refusal to cure such failure within 30 days following receipt of such notice (for the avoidance of doubt, your unsatisfactory performance of your duties shall not be deemed to be a failure to substantially perform); (ii) conviction of, or a plea of nolo contendere to, (A) any criminal activity  (other than traffic-related) under the laws of the appropriate country of residence, or (B) a crime involving moral turpitude that could be injurious to the Company or its reputation; (iii) your willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company; or (iv) any act of fraud by you in the performance of your duties as an employee of the Company.

“Disability” shall mean you become physically or mentally incapacitated and are therefore reasonably expected to be unable for a period of at least 12 consecutive months to perform your duties. The determination of Disability shall be made by the Board.

4.             Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

5.             Withholding and Section 409A.  The Company shall be authorized to withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding any other provision of this Agreement, any payment due under this Agreement shall be made in a manner that is intended to provide that any such payment shall not be subject to any tax or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) such that the Company may delay or otherwise alter the terms of payment of the Bonus (including, for the avoidance of doubt, by requiring that any such payment be deferred until the date that is six months and one day following the termination of your employment, to the extent such delay is required to comply with Section 409A of the Code).

6.             No Right to Employment.  This Agreement shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its affiliates.  Further, the Company or its subsidiaries may at any time dismiss you from employment or discontinue any consulting relationship, free from any liability of any claim under this Agreement.

7.             Other Agreements.  Unless otherwise determined by the Company’s Board of Directors, any payments made hereunder shall not be taken into account in computing your salary or compensation for purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance or other benefit plan of the Company or its subsidiaries or (ii) any agreement between the Company or its subsidiaries and you.

8.             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (without regard to principles of conflicts of laws that would direct the application of the laws of any other jurisdiction).

9.             Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please sign the enclosed copy of this Agreement confirming your agreement to the above.

Yours sincerely,

Agreed and Accepted